EX-99.CODE ETH

Appendix 16 - Code of Ethics For the Principal Executive Officer and Principal Financial Officer of the Registered Fund

Terms not defined herein will have the meanings set forth in the Compliance Manual Supplement.

1.	Covered Officers and Purposes of this Code

This code of ethics (“Code”) applies to the PEO and the PFO (collectively, the “Covered Officers”), and serves to promote:

a.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b.

full, fair, accurate, timely and understandable disclosure in reports and documents that the Registered Fund files with, or submits to, the SEC and in other public communications made by the Registered Fund;

c.	compliance with applicable laws and governmental rules and regulations;

d.	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

e.	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2.	Covered Officers Should Resolve Ethically Any Actual or Apparent Conflicts of Interest

For purposes of this Code, a “conflict of interest” occurs when a Covered Officer’s “personal interests” interfere with the interests of, or his service to, the Registered Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of the Covered Officer’s position with the Registered Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Registered Fund and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act. For example, Covered Officers may not engage individually in certain transactions (such as the purchase or sale of securities or other property) with the Registered Fund because of their status as “affiliated persons” of the Registered Fund.

Conflicts also may arise from a Covered Officer’s position or employment at EVANSTON, and his position with the Registered Fund. This Code recognizes that the Covered Officers, in the normal course of their duties (whether formally for the Registered Fund, EVANSTON, or for both), will be involved in establishing policies and implementing decisions that may have different effects on EVANSTON and the Registered Fund. The Covered Officers’ participation in such activities is inherent in the contractual relationship between the Registered Fund and EVANSTON and is consistent with the performance of their duties as Registered Fund officers. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that a Covered Officer’s personal interest should not be placed improperly before the Registered Fund’s interest. Thus, a Covered Officer should not:

a.

use personal influence or personal relationships improperly to influence the Registered Fund’s investment decisions or financial reporting whereby the Covered Officer would benefit personally to the Registered Fund’s detriment; or

b.	cause the Registered Fund to take action, or fail to take action, for the Covered Officer’s personal benefit, rather than the Registered Fund’s benefit.

At times, certain situations may arise that may, or may not be, considered conflicts of interest under this Code. Covered Officers are encouraged to discuss such situations with EVANSTON’s in-house counsel if they are concerned that the situation poses a conflict of interest to him. Examples of these types of situations include:

a.	service as director on the board of any public or private company;

b.	the receipt of any non-nominal gifts;

c.

the receipt of any entertainment from any company with which a Registered Fund has current or prospective business dealings unless such entertainment is received in accordance with the gifts and entertainment policy set forth in EVANSTON’s code of ethics;

d.	any ownership interest in, or any consulting or employment relationship with, any of the Registered Fund’s Service Providers, other than EVANSTON, or any affiliated person thereof; and

e.

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Registered Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

3.	Disclosure and Compliance

It is the Registered Fund’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents filed with, or submitted to, the SEC and in all other public communications made by the Registered Fund. Covered Officers are required to promote compliance with this policy by all employees and to abide by Registered Fund standards, policies and procedures designed to promote compliance with this policy. Thus, a Covered Officer will:

a.	familiarize himself with the disclosure requirements generally applicable to the Registered Fund;

b.

not knowingly misrepresent, or cause others to misrepresent, facts regarding the Registered Fund to others, whether within or outside the Registered Fund, including to the Registered Fund’s Trustees and auditors, and to governmental regulators and self-regulatory organizations;

c.	to the extent appropriate, within his area of responsibility, consult with other officers and employees of the Registered Fund and EVANSTON with the goal of promoting full, fair, accurate,

timely and understandable disclosure in the Registered Fund’s reports and documents that it files with, or submits to, the SEC and in other public communications; and

d.	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

4.	Reporting and Accountability Each Covered Officer must:

a.	upon the Code’s adoption (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

b.	annually thereafter affirm to the Board that he has complied with the Code’s requirements;

c.	not retaliate against any other Covered Officer or any Registered Fund employee or their affiliated persons for reports of potential violations that are made in good faith;

d.	notify the Audit Committee promptly if he knows of any Code violation (failure to do so is itself a Code violation); and

e.	report any affiliations or other relationships related to conflicts of interest.

The Audit Committee will apply this Code to any specific situations presented to it and has the authority to interpret this Code in any particular situation. The Audit Committee will consider any approvals or waivers sought by Covered Officers.

The Audit Committee in investigating and enforcing this Code will use the following procedures:

a.	the Audit Committee will take all appropriate action to investigate any potential violations reported to the Audit Committee;

b.	if, after such investigation, the Audit Committee believes that no violation has occurred, no further action is required;

c.

if the Audit Committee believes that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate EVANSTON personnel; or a recommendation to dismiss the Covered Officer;

d.	the Audit Committee will be responsible for granting waivers, as appropriate; and

e.	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules (generally in Form N-CSR).

The Audit Committee may retain appropriate counsel or other experts to assist and to perform the foregoing duties and its other duties under this Code.

5.	Other Policies and Procedures

This Code will be the sole code of ethics adopted by the Registered Fund for purposes of Section 406 of the SOX Act and the rules and forms applicable to the Registered Fund thereunder. Any other policies or procedures of the Registered Fund, EVANSTON, or other Service Providers that govern or purport to govern the Covered Officers’ behavior or activities will be interpreted and enforced in conjunction with this Code. The codes of ethics under Rule 17j-1 under the 1940 Act for the Registered Fund and EVANSTON contain separate requirements applying to the Covered Officers and others and are not part of this Code.

6.	Amendments

Any amendments to this Code must be approved or ratified by the Board’s majority vote, including a majority of its Independent Trustees.

7.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed to anyone other than the Board, Registered Fund counsel and EVANSTON.

8.	Internal Use

The Code is intended solely for the Registered Fund’s internal use and does not constitute an admission, by or on behalf of the Registered Fund, as to any fact, circumstance, or legal conclusion.

Adopted February 12, 2014 and as Revised March 27, 2020

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